MONOLITHIC SYSTEM TECHNOLOGY, INC.



                                    SERIES B
                        PREFERRED STOCK PURCHASE AGREEMENT

                                 March ____, 1994





                                 TABLE OF CONTENTS

                                                               Page


 SECTION 1 - Authorization and Sale of Preferred Stock          1

             1.1   Authorization                                1
             1.2   Sale of Series B Preferred at the Closing    1

 SECTION 2 - Closing and Delivery                               1

 SECTION 3 - Representations and Warranties of the Company      2

              3.1   Organization and Standing                   2
              3.2   Corporate Power                             2
              3.3   Capitalization                              2
              3.4   Authorization                               2
              3.5   Compliance with Other Instruments           3
              3.6   Litigation                                  3
              3.7   Governmental Consents                       3
              3.8   Brokers or Finders                          3

 SECTION 4 - Representations and Warranties of the Purchasers   4

              4.1   Experience                                  4
              4.2   Investment                                  4
              4.5   Access to Data                              4
              4.6   Authorization                               5
              4.7   Brokers or Finders                          5

 SECTION 5 - Agreement to Future Financings                     5

              5.1   Future Sales of Preferred Stock             5

 SECTION 6 - Miscellaneous                                      5

              6.1   Governing Law                               5
              6.2   Successors and Assigns                      5
              6.3   Entire Agreement; Amendment                 5
              6.4   Notices, etc                                6
              6.5   Delays or Omissions                         6
              6.6   California Corporate Securities Law         6
              6.7   Expenses                                    7
              6.8   Indemnification For Finders Fees            7
              6.9   Severability                                7
              6.10  Counterparts                                7

EXHIBITS

      A.    Schedule of Purchasers

      B.    Amended and Restated Articles of Incorporation

      C.    Registration Rights Agreement




                      MONOLITHIC SYSTEM TECHNOLOGY, INC.

                  SERIES B PREFERRED STOCK PURCHASE AGREEMENT



     This Agreement is made as of March ____, 1994 among Monolithic System Technology, Inc., a California corporation (the "Company"), and the persons and entities listed on the Schedule of Purchasers attached hereto as Exhibit A (the "Purchasers").


                               SECTION 1

               Authorization and Sale of Preferred Stock


     1.1    Authorization.  The Company has
authorized the sale and issuance of up to 1,000,000 shares of its Series B Preferred Stock ("Series B Preferred"), having the rights, restrictions, privileges and preferences as set forth in the Company's Amended and Restated Articles of Incorporation in the form attached to this Agreement as Exhibit B (the "Restated Articles"). The Company's agreements with each of the Purchasers are separate agreements, and the sales of the Series B Preferred to each of the Purchasers are separate sales.

     1.2    Sale of Series B Preferred.
Subject to the terms and conditions hereof, the Company hereby issues and sells to the Purchasers, and the Purchasers hereby buy from the Company, a total of 1,000,000 shares (the "Shares") of Series B Preferred, the specific number of which is set forth opposite each Purchaser's name on the Schedule of Purchasers, at a purchase price of $2.00 per share payable in cash or through cancellation of indebtedness of the Company to the Purchasers.


                             SECTION 2

                         Closing and Delivery


     2.1 Closing. The closing of the purchase and sale of the Series B Preferred hereunder (the "Closing") has taken place concurrent with the execution of this Agreement and is effective as of the date hereof. Each of the Purchasers hereby acknowledges receipt from the Company of a certificate or certificates representing the number of Shares designated in column 2 of the Schedule of Purchasers and the Company hereby acknowledges receipt of payment of the purchase price therefor, by check or wire transfer payable to the Company or through cancellation of indebtedness of the Company to the Purchasers, in the amount specified in column 3 of the Schedule of Purchasers.


                             SECTION 3

                Representations and Warranties of the Company




        The Company hereby represents and warrants to the Purchasers as follows:

     3.1  Organization and Standing.
The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of California and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is not qualified to do business as a foreign corporation in any jurisdiction and such qualification is not presently required.

     3.2  Corporate Power.  The Company has all
requisite legal and corporate power to execute and deliver this Agreement and the Amended and Restated Registration and Information Rights Agreement attached hereto as Exhibit C (the "Registration Rights Agreement"), to sell and issue the Shares hereunder, to issue the Common Stock issuable upon conversion of the Series B Preferred and to carry out and perform its obligations under the terms of this Agreement and the Registration Rights Agreement.

     3.3 Capitalization. The authorized capital stock of the Company at Closing will consist of 5,000,000 shares of Common Stock, of which 2,600,000 shares are issued and outstanding, and 1,500,000 shares of Preferred Stock, of which 500,000 shares have been designated as Series A Preferred Stock and are issued and outstanding and of which 1,000,000 shares will at the Closing be designated as Series B Preferred Stock and none of which is issued or outstanding prior to the Closing. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. The Company has reserved (or will reserve prior to the Closing) (i) 1,000,000 shares of Series B Preferred for issuance hereunder, (ii) 1,500,000 shares of Common Stock for issuance upon conversion of the Series A and Series B Preferred and (iii) 900,000 shares of Common Stock for issuance to employees and consultants. The Series B Preferred shall have the rights, preferences, privileges and restrictions set forth in the Restated Articles.

     3.4    Authorization.  All corporate action
on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company, the authorization, sale, issuance and delivery of the Shares (and the Common Stock issuable upon conversion of the Shares) and the performance of the Company's obligations hereunder has been taken. This Agreement and the Registration Rights
Agreement, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their respective terms. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued and fully paid and nonassessable, and the Common
Stock issuable upon conversion of the Shares will be duly and validly reserved and, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and free of any liens or encumbrances.

     3.5 Compliance with Other Instruments. The Company is not in violation of any term of its Articles or Bylaws nor, to the best of its knowledge, any material term of any agreement, judgment, statute, rule or regulation to which the Company is subject and a violation of which would have a material adverse effect on the condition, financial or otherwise, or operations of the Company.

     3.6 Litigation. There are no actions, suits, proceedings or investigations pending against the Company or its properties before any court or governmental agency.

     3.7 Governmental Consents.
No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement and the Registration Rights Agreement, or the offer, sale or issuance of the Series B Preferred (and the Common Stock issuable upon conversion of the Series B Preferred), or the consummation of any other transaction contemplated hereby, except (a) filing of the Restated Articles with the office of the Secretary of State of the State of California and (b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Series B Preferred (and the Common Stock issuable upon conversion of the Series B Preferred) under the California Corporate
Securities Law and other applicable Blue Sky laws, which filing and qualification, if required, will be accomplished in a timely manner prior to or promptly upon completion of the Closing.

     3.8    Brokers or Finders.  The Company
has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.



                                 SECTION 4

              Representations and Warranties of the Purchasers


     Each Purchaser hereby represents and warrants to the Company with respect to its purchase of the Shares as follows:

      4.1  Experience.  Each Purchaser has
substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

     4.2 Investment. Each Purchaser is acquiring the Shares and the underlying Common Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Each Purchaser understands that the Shares to be purchased and the underlying Common Stock have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act") by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser's representations as expressed herein.

     4.3    Rule 144.  Each Purchaser acknowledges
that the Shares and the underlying Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Each Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

     4.4 No Public Market.  Each Purchaser
understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

     4.5   Access to Data.  Each Purchaser has
had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and has had the opportunity to review the Company's facilities. Each Purchaser has also had an opportunity to ask questions of officers of the Company concerning the terms of this offering, which questions were answered to its satisfaction. It understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company's business and prospects but were not a thorough or exhaustive description.

     4.6    Authorization.  This Agreement and
the Registration Rights Agreement when executed and delivered by such Purchaser will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

     4.7    Brokers or Finders.  The Company
has not incurred, and will not incur, directly or indirectly, as a result of any action taken by such Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.


                             SECTION 5

                   Agreement to Future Financings



     5.1 Future Sales of Preferred Stock. In the event the Company should engage in a subsequent round or rounds of financing involving the sale of any future series of Preferred Stock at a price per share not less than $2.00 and otherwise on terms and conditions on parity, on a share-for-share basis with those rights conferred upon the Purchasers herein, then each Purchaser agrees that it will take such action as the Company may reasonably request, including consent to any amendment of this Agreement, the Company's Articles of Incorporation or any other instrument related to the issue and sale of such future series of Preferred Stock, to enable the Company to conclude such financing.


                             SECTION 6

                           Miscellaneous

     6.1    Governing Law.  This Agreement shall
be governed in all respects by the laws of the State of California.

     6.2     Successors and Assigns.
Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

     6.3 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

     6.4     Notices, etc.  All notices and other
communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon delivery to the party to be notified in person or by courier service or five (5) days after deposit with the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to a Purchaser, at such Purchaser's address set forth in Exhibit A, or at such other address as such Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (c) if to the Company, one copy should be sent to its address set forth on the last page of this Agreement and addressed to the attention of the President, or at such other address as the Company shall have furnished to the Purchasers.

     6.5   Delays or Omissions.  No delay
or omission to exercise any right, power or remedy accruing to any holder of any Shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

     6.6   California Corporate Securities Law.
THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS AN EXEMPTION FROM SUCH QUALIFICATION IS AVAILABLE.
THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY
CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, OR SUCH
EXEMPTION BEING AVAILABLE.

     6.7 Expenses. The Company and the Purchasers shall each bear their own expenses and legal fees with respect to this Agreement and the transactions contemplated hereby.

     6.8 Indemnification For Finders Fees. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finders' fee
(and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

     6.9     Severability.  In the event that any
provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     6.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Purchasers, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     The foregoing agreement is hereby executed as of the date first above written.


COMPANY                            MONOLITHIC SYSTEM TECHNOLOGY,
                                   INC., a California corporation
                                   2670 Seeley Road
                                   San Jose, California 95134




                                   By:  ________________________
                                        Fu-Chieh Hsu, President

PURCHASERS

                                   BACCARAT DEVELOPMENT PARTNERSHIP
                                   By:  Baccarat Development
                                        Corporation, General
                                        Partner

                                   By: ________________________
                                       Carl E. Berg, President


                                   INTEGRATED DEVICE TECHNOLOGY, INC.

                                   By: ____________________________


                                   Title: _________________________



                             EXHIBIT A

                      SCHEDULE OF PURCHASERS


                                                       Aggregate
          Name and Address                Number        Purchase
            of Purchaser                of Shares        Price


Baccarat Development Partnership         666,500         $1,333,000
[address]


Integrated Device                        333,500         $  667,000
  Technology, Inc.
[address]


     Total                             1,000,000          $2,000,000







                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                        MONOLITHIC SYSTEM TECHNOLOGY, INC.


     The undersigned, Fu-Chieh Hsu and Wing Yu Leung, hereby

certify that:

     1.   They are the duly elected and acting President and

Secretary, respectively, of Monolithic System Technology, Inc., a

California corporation.

     2.   The Articles of Incorporation of this corporation are

amended and restated to read in full as follows:





                                I.

     The name of this corporation is Monolithic System Technology, Inc.


                                II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                               III.

     This corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock." The total number of shares which this corporation is authorized to issue is 6,500,000 shares. The number of shares of Common Stock which this corporation is authorized to issue is 5,000,000 shares. The number of shares of Preferred Stock which this Corporation is authorized to issue is 1,500,000 shares. The Preferred Stock may be issued from time to time in one or more series. Of the Preferred Stock, 500,000 shares shall be designated Series A Preferred Stock and 1,000,000 shares shall be designated Series B Preferred Stock. The Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series, and to fix the number of shares of any series.

     The Series A Preferred Stock (the "Series A Preferred") and the Series B Preferred Stock (the "Series B Preferred") shall have the rights, preferences, privileges and restrictions set forth below.

     Section 1. Dividend Rights of Series A Preferred. Subject to the rights of additional series of Preferred Stock which may be designated by the Board of Directors (the "Board") from time to time, the holder of each share of Series A Preferred and Series B Preferred shall be entitled to receive, prior and in preference to any declaration and payment of any dividend (payable other than in stock of the corporation) on the Common Stock, non-cumulative dividends at an annual rate equal to $0.10 and $0.20 per share, respectively, when and as declared by the Board of Directors. Dividends, if paid, or if declared and set apart for payment, must be paid on, or declared and set apart for payment on, all series of Preferred Stock contemporaneously, and if less than full dividends are paid or declared and set apart for payment, the same percentage of the dividend rate will be paid on or declared and set apart for payment on each series of Preferred Stock.

     Section 2.  Liquidation Preference.

     (a) Subject to the rights of additional series of Preferred Stock which may be designated by the Board from time to time, in the event of any liquidation, dissolution or winding up of the corporation, either voluntarily or involuntarily, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of the Common Stock, an amount per share equal to $1.00 plus any declared but unpaid dividends for each share of Series A Preferred then held by them and an amount per share equal to $2.00 plus any declared but unpaid dividends for each share of Series B Preferred then held by them. After payment to the holders of the Series A Preferred of the amounts set forth in this
Section 2, the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them. If, upon the occurrence of such event, the assets thus distributed among the holders of the Series A Preferred and Series B Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Preferred Stock in proportion to the aggregate preferential amounts owed the holders of the then outstanding shares of each series of Preferred Stock upon a liquidation, dissolution or winding up of the corporation; and no amount shall be paid or set apart for payment on any series of the Preferred
Stock unless, at the same time, amounts in like proportion to the respective preferential amounts to which the other outstanding series of the Preferred Stock are entitled shall be paid or set apart for payment on the outstanding other series.

     (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2, if assets remain in this corporation, the holders of Common Stock of this corporation, including Common Stock issued upon conversion of the Preferred Stock, shall share ratably in the distribution of all remaining assets of the corporation available for distribution.

     (c) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the corporation shall be deemed to be occasioned by and to include (A) the corporation's sale of all or substantially all of its assets or (B) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the holders of the outstanding voting equity securities of the corporation immediately prior to such transaction or series of related transactions holding securities representing less than 50% of the voting power of the surviving entity immediately following such transaction or series of related transactions.

          (ii) In any such events, if the consideration received by the corporation is other than cash or indebtedness, its value will be deemed to be its fair market value. In the case of publicly traded securities, fair market value shall mean the closing market price of such securities on the date such consolidation, merger or sale is consummated. If a consideration is in a form other than publicly traded securities, its value shall be determined by the Board.

Section 3.  Conversion.

     The holders of the Series A Preferred and Series B Preferred shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series A Preferred and each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, in the case of the Series A Preferred, by dividing One Dollar ($1.00) by the Series A Conversion Price, and, in the case of the Series B Preferred, by dividing Two Dollars ($2.00) by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series A Preferred (the "Series A Conversion Price") shall initially be One
Dollar ($1.00) per share of Common Stock, and the price at which shares of Common Stock shall be deliverable upon conversion of shares of Series B Preferred (the "Series B Conversion Price") shall initially be Two Dollars ($2.00) per share of Common Stock.
The term "Conversion Price" as used herein shall refer to the respective Conversion Price for each series of Preferred Stock as the context so requires. The initial Conversion Price shall be subject to adjustment as hereinafter provided.

     Upon conversion, all declared and unpaid dividends on the Preferred Stock shall be paid either in cash or in shares of Common Stock of the Corporation, at the election of the Company, wherein the shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined by the Board of Directors of the Corporation.

          (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (prior to underwriter commissions and offering expenses) of not less than $5.00 per share (appropriately adjusted for any recapitalization) and an aggregate offering price to the public of not less than $7,500,000. In the event of the automatic conversion of the Preferred Stock, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates there for, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 3(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common
Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering or the effective date of such written consent, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d)  Adjustments to Conversion Price for Diluting Issues.

               (i)  Special Definitions.  For purposes of this
Section 3(d), the following definitions shall apply:

                         (A)  'Options' shall mean rights, options
or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                         (B)  'Original Issue Date' shall mean the
date on which a share of either series of the Preferred Stock was first issued.

                         (C)  'Convertible Securities' shall mean
any evidences of indebtedness, Preferred Stock, or other securities convertible into or exchangeable for Common Stock.

                         (D)  'Additional Shares of Common' shall
mean all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued, issuable or, pursuant to Section 3(d)(iii), deemed to be issued:

                              (a)  upon conversion of shares of
Preferred Stock;

                              (b)  to officers, directors or
employees of, or consultants to, the Corporation pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program or arrangement approved by the Board of Directors;

                              (c)  as a dividend or distribution on
Preferred Stock; and

                              (d)  in connection with any transaction
for which adjustment is made pursuant to Section 3(d)(vi) hereof.

                    (ii)  No Adjustment of Conversion Price.  No
adjustment in the Conversion Price of a particular share of Preferred Stock shall be made in respect of the issuance of Additional
Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Preferred Stock.

                   (iii)  Options and Convertible Securities.  In
the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                         (A)  no further adjustment in the Conversion
Price shall be made upon the subsequent issue of Convertible
Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, in each case, pursuant to their respective terms;

                         (B)  if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
                         (C)  upon the expiration of any such
Options or any rights of conversion or exchange under such Convert ible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occur rence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                              (a)  in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                              (b)  in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                         (D)  no readjustment pursuant to clauses
(B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date; and
                         (E)  in the case of an Option which
expires by its terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of such Option, whereupon such adjust ment shall be made in the same manner provided in clause (C) above.

                   (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional
Shares of Common deemed to be issued pursuant to Section 3(d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued;

provided further that, for the purposes of this Section 3(d)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to
Section 3(d)(iii), such Additional Shares of Common shall be deemed to be outstanding.

                    (v)  Determination of Consideration.  For
purposes of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

                         (A)  Cash and Property.  Such consideration shall:

                              (a)  insofar as it consists of cash,
be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                              (b)  insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                              (c)  in the event Additional Shares
of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board.

                         (2)  Options and Convertible Securities.
The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 3(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                              (x)  the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                              (y)  the maximum number of shares of
Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, as determined in Section 3(d)(iii) hereof.

               (vi) Adjustments for Subdivisions, Stock Dividends, Combinations or Consolidations of Common Stock. In the event the Corporation effects a subdivision or combination of its outstanding shares of Common Stock into a greater or smaller number of shares without a proportionate and corresponding subdivision or combina tion of its outstanding shares of Preferred Stock, then and in each such event the Conversion Price shall be increased or decreased proportionally.

               (vii) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 3, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock.

               (viii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than in an event provided for in Section 3(d)(i) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

          (e) No Impairment. The Corporation will not, by amend ment of its Articles of Incorporation or through any reorgani zation, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjust ments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

          (g) Notices of Record Date. In the event of any taking by the corporation of the record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

          (h) Reservation of Stock. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock;
and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. Any reserve of its authorized but unissued shares of Common Stock established by the corporation in accordance with this paragraph may not be diminished without the consent of the holders of a majority of the outstanding Preferred Stock.

          (i) No Reissuance of Series A or B Preferred. No share or shares of Series A Preferred or B Preferred acquired by the corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the corporation shall be authorized to issue.

          (j) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the corporation.

     Section 4. Voting Matters. Except as otherwise required by law, each share of Common Stock issued and outstanding shall have one vote. Each share of Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which the Preferred Stock is convertible as adjusted from time to time pursuant to Section 3 hereof. The holder of each share of Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the by-laws of the corporation and shall vote with the holders of the Common Stock and upon any matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote.

     Section 5. Residual Rights. All rights accruing to the outstanding shares of this corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

     Section 6. Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of Preferred Stock shall be deemed to have consented, for purposes of Section 502, 503 and 506 of the California Corporations Code, to distributions made by the corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services or pursuant to agree ments providing for the right of said repurchase between the corporation and such persons.


                                IV

     Section 1. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Section 2. Indemnification of Corporate Agents. This corporation is authorized to provide for, through bylaw provisions or through agreements with the agents, or both, the indemnification of agents (as defined in Section 317 of the California General Corporation
Law) of the corporation in excess of that expressly permitted by said Section 317 for said agents to the fullest extent permissible under California law, subject to the limitations set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to this corporation or its shareholders.

     Section 3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification."

     3.   The foregoing amendment and restatement has been duly

approved by the Board of Directors of the corporation.

     4.   The foregoing amendment has been duly approved by the

holders of the requisite number of shares of the corporation in accordance with Sections 902 and 903 of the California Corporations

Code.  The total number of outstanding shares of each class

entitled to vote with respect to the foregoing amendment and restatement was 2,600,000 shares of Common Stock and 500,000 shares of the Series A Preferred Stock.  The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required.  The required vote was a majority of the outstanding shares of Common Stock and a majority of the outstanding shares of

Series A Preferred Stock.

     The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

     Executed at Saratoga, California this _____ day of October,

1992.





                                  ------------------------
                                   Fu-Chieh Hsu, President


                                  -------------------------
                                   Wing Yu Leung, Secretary